Exhibit 10.4

SIRENZA MICRODEVICES, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into by and between SIRENZA MICRODEVICES, INC. (the “Company”) and Phillip Chuanze Liao (“Executive”), and will become effective only upon and as of the Effective Date. As used herein, the “Effective Date” means the Effective Date (as defined therein) of the merger of Premier Devices, Inc., a California corporation (“Penguin”) with and into Penguin Acquisition Corporation, a California corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to the Agreement and Plan of Merger dated February 4, 2006 by and among the Company, Merger Sub, Executive, Yeechin Liao and Penguin (the “Merger Agreement”) has occurred.

WHEREAS, the Company wishes to engage Executive as the President of Penguin, which will be the Company’s wholly-owned subsidiary following the Closing (the “Operating Subsidiary”), as part of the Company’s continuing efforts to build stockholder value; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors, comprised solely of disinterested directors, has determined to provide Executive with this employment agreement, including the severance package and other benefits provided hereby, for the purpose of inducing Executive to continue serving in this capacity and further to provide diligent and efficacious services to the Company during his employment.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

I. Employment. The Company hereby employs Executive, and Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

II. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement is for a period commencing on the Effective Date and ending on the date that is two years following the Effective Date (the “Initial Term”). As used in this Agreement, the “Employment Period” shall mean the Initial Term.

III. Duties. Executive is engaged as President of the Operating Subsidiary, to have responsibility for and authority over the day-to-day management of the Operating Subsidiary and shall have full authority and responsibility, subject only to the direction of the Chief Executive Officer of the Company, the Board of Directors of the Company and the Operating Subsidiary’s Board of Directors, for administering the day-to-day operations of the Operating Subsidiary in all respects. In addition, Executive shall serve, at the request of the Company and without additional compensation, in such additional positions from time to time as may be reasonably requested of Executive and reasonably related to his services as President of the Operating Subsidiary. The duties and responsibilities of the Executive shall include the duties and responsibilities for the Executive’s corporate offices and positions as set forth in the Operating Subsidiary’s bylaws from time to time in effect and such other duties and responsibilities as the Company’s Chief Executive Officer or Board of Directors or the Operating Subsidiary’s Board of Directors may

from time to time reasonably assign to the Executive, in all cases to be consistent with the Executive’s corporate offices and positions.

IV. Extent of Services. Executive shall faithfully and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to this Agreement. Nothing herein shall be construed as preventing Executive from (a) investing his assets in companies in such form or manner as will not require any services on the part of Executive, unless such services relate to activities permitted pursuant to Section V hereof or Executive discloses in writing to the Company the extent of such services and receives written authorization to provide such services, in the operations or the affairs of the companies in which such investments are made or (b) serving as a director, advisor, or consultant to a third party; provided, however, that such investments or services may not be in connection with a business which is in competition with the Company or the Operating Subsidiary (excluding (i) indirect investments through mutual funds or other broad based investment vehicles, (ii) investments in debt instruments, and (iii) purchases or acquisitions of less than 5% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act).

V. Other Activities. The Executive shall devote substantially all of his working time and efforts during the Operating Subsidiary’s normal business hours to the business and affairs of the Company and its subsidiaries (including the Operating Subsidiary) and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. However, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Company’s Board of Directors, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph.

VI. Place of Employment. The Executive’s services shall be performed at the Company’s offices in Sunnyvale or San Jose, California, or in the offices of the Operating Subsidiary’s subsidiaries located in Germany or in Shanghai.

VII. Compensation and Employee Benefits.

A. Annual Base Salary. For all services rendered by Executive under this Agreement, the Company shall pay Executive during the term of this Agreement a base salary, payable in equal periodic installments in accordance with the Company’s regular payroll practices, as such may be amended from time to time, at an annual rate of not less than $250,000. The amount of such base salary shall be reviewed at least once each fiscal year by the Chief Executive Officer and the Compensation Committee of the Company’s Board of Directors.

B. Bonus Compensation. Executive may receive bonuses, payable in cash or shares of the Company’s stock, as may be determined from time to time by the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors, in its sole discretion, on the basis of: (i) Executive’s success in meeting his personal performance goals, as established by the Compensation Committee of the Company’s Board of Directors in consultation with the Executive; (ii) Executive’s merit, including but not limited to the quality of the services provided by Executive and his industriousness and diligence in performing such services; and (iii) the Company’s and Operating Subsidiary’s financial success and progress in the prior fiscal year.

C. Vacation and Holidays. Executive shall be entitled to accrue 26 days of paid vacation for each year of service provided. Any accrued but unused vacation time shall be carried over to successive years in accordance with the Company’s published vacation accrual policies and shall be paid to Executive at or before the termination of his employment, in accordance with Company policy. Executive shall be entitled to paid Company holidays in accordance with the Company’s policies in effect from time to time for its senior executive officers.

D. Executive Benefits. Executive shall be entitled to receive all of the rights, benefits, and privileges of an employee and an executive officer of the Company under any generally applicable retirement, pension, profit-sharing, insurance, health and hospital, or other employee benefit plans which may be now in effect or hereafter adopted by the Company, subject in all cases to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, and subject to the rules and regulations applicable thereto.

E. Working Facilities. Executive shall be furnished with a private office, business tools, and such other facilities and services suitable to Executive’s position and adequate for the performance of the duties required by this Agreement.

F. Expenses. Subject to limits which may be imposed by the Company’s Board of Directors, including any committee thereof, Executive is authorized to incur reasonable expenses in connection with his responsibilities in conducting the business of the Company (including the Operating Subsidiary), including expenses for entertainment, travel, and similar items. The Company will reimburse Executive for all such expenses upon the presentation by Executive, in a timely manner, of an itemized account of such expenditures, including receipts or other adequate documentation, or Executive may pay such expenses with a Company credit card, if a Company credit card is issued to Executive, and Executive shall appropriately document the business purpose of such expenditures. Executive’s expenses must be submitted to and approved by the Audit Committee or another officer or employee designated by the Audit Committee to review and approve such expenses. The parties agree that for purposes of this paragraph, the Executive’s air travel shall be coach class domestically and business class internationally.

G. Educational Expenses. Executive shall be entitled to receive reimbursement for educational expenses consistent with the Company’s policy on educational reimbursement.

VIII. Proprietary Interests of Company.

Executive and the Company recognize that the Company is in a highly competitive business in a highly technical industry. The parties acknowledge that the success or failure of the Company depends largely on the development and use of certain proprietary and confidential information and trade secrets, including without limitation, information concerning any of the Company’s or its subsidiaries’ patented components, research and development projects and in patent process components, and personal relationships with present and potential customers, suppliers, contractors, and governmental agencies as well as technology, procedures, systems, and techniques relating to the products developed or distributed by the Company or its subsidiaries (hereinafter collectively referred to as “Confidential Information”). Confidential Information is a substantial asset of the Company. Confidential Information will be disclosed to Executive in the normal course of operation. Executive acknowledges that Confidential Information is extremely valuable to the Company and must be protected from unauthorized use by the Company’s competitors or other persons. Therefore, Executive agrees not to disclose or use, whether for the benefit of Executive or any other person or entity, at any time during or after his employment, any Confidential Information to any person or entity other than the Company or persons authorized by the Company to receive such Confidential Information. As an express condition of the Executive’s employment with the Company, the Executive agrees to execute and abide by confidentiality agreements as requested by the Company, including but not limited to the Company’s form of Employment, Confidentiality and Invention Assignment Agreement, which is attached hereto as Exhibit A and incorporated herein by reference.

Upon termination of his employment with the Company, all documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by Executive or others, will be left with the Company, and no copies thereof will be retained by Executive.

It is agreed that any breach of this Section VIII will cause immediate irreparable harm to the Company and monetary damages would be difficult if not impossible to ascertain. Therefore, the parties agree that, upon any breach of any covenant in this Section VIII that the Company may obtain from the district court for the City of Broomfield or Jefferson County, Colorado, or any other court of competent jurisdiction, an appropriate restraining order, preliminary injunction or other form of equitable relief with respect thereto. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach, including the recovery of damages, costs, and attorney fees.

IX. Termination of Employment.

A. Termination by Mutual Agreement. The Company and Executive may agree to terminate this Agreement on terms and conditions mutually acceptable to them as of the date of termination.

B. Early Termination. The Company may terminate the Executive’s employment for any reason prior to the end of the Employment Period by giving the Executive 30 days’ advance notice in writing. The Executive may terminate his employment for any reason prior to the end of the Employment Period by giving the Company 30 days’ advance written notice; provided that, in the case of a termination due to a Change in Duties, Compensation or Benefits, Executive’s notice shall state the reasons for which such assertion is made.

C. Death. The Executive’s employment shall terminate immediately in the event of his death. In the event of Executive’s death during the Employment Period, the Company shall pay to Executive’s estate any unpaid wages or other amounts owing at the time of death and shall pay, in addition to and not as a substitute for the proceeds from any life insurance policies on Executive’s life paid for by the Company or the Operating Subsidiary, an amount equal to the Severance Amount (as defined herein) which would have been payable to Executive if there had been a Involuntary Termination on the date of Executive’s death. The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

D. Disability. If Executive becomes Disabled during the term of employment, the Company may, at its option, by 30 days’ advance written notice to Executive or Executive’s personal representative, terminate his employment under this Agreement. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this paragraph D becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination in the event of Disability, or for periods following the date when such a termination of employment is effective. The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

E. Involuntary Termination. In the event a termination constitutes an Involuntary Termination as defined herein, so long as he signs and does not revoke a waiver and release of claims in favor of the Company reasonably acceptable to the Company, Executive shall be entitled to, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, a single lump sum payment equal to: (i) the unpaid amount of the then applicable annual base salary up to the effective date of such Involuntary Termination, (ii) payment of Executive’s pro rata share of any incentive bonus program earned up to the effective date of such Involuntary Termination based on the number of full calendar months worked in any calendar year for which a bonus is to be paid; and (iii) payment of Executive’s then current base salary for a period of time equal to the Severance Period (such payment under this clause (iii) to be referred to herein as the “Severance Amount”). Such severance shall be paid to Executive as soon as practical following Executive’s Involuntary Termination or, to the extent required by Internal Revenue Code Section 409A as amended (and the regulations issued thereunder), paid in full on the day following the six (6) month anniversary of such date. Subject to the Company’s obligations under paragraph H of this Section IX, the Executive’s rights under the benefit plans of the Company and the Operating Subsidiary shall be determined under the provisions of those plans.

F. Voluntary Termination and Termination for Cause. In the event a termination constitutes a Voluntary Termination as defined herein, then the Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefit plans and policies at the time of such termination. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause. The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

G. Definitions. All the terms defined in this paragraph G shall have the meanings given below throughout this Agreement.

1. “Cause” shall mean (i) following delivery to Executive of a written demand for performance from Company which describes the basis for Company’s belief that Executive has not substantially performed his duties, Executive’s continued violation of Executive’s obligations to the Company which is demonstrably willful and deliberate on

Executive’s part for a period of thirty (30) days following such written demand, (ii) Executive being convicted of a felony involving moral turpitude, (iii) Executive willfully breaching any material term of this Agreement which continues uncured for a period of thirty (30) days after written notice thereof from the Company, or (iv) without the consent of the Company, Executive’s commencement of employment with another employer while he is an employee of the Company. No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith without a reasonable belief that the act or omission was in the Company’s best interest.

2. “Change in Duties, Compensation, or Benefits” shall mean, without the Executive’s prior written consent, one or more of the following events shall occur prior to the end of the Employment Period:

a. a material detrimental change in the nature or scope of Executive’s authority, responsibilities or duties from those applicable to him immediately prior to such change;

b. a reduction in Executive’s annual base salary from that provided to him immediately prior to such reduction;

c. a diminution in Executive’s eligibility to participate in bonus, incentive award or any other compensation plan which provides opportunities to receive compensation from those currently applicable to him, except for: (i) changes in the eligibility requirements for plans that are applicable to employees or executive officers generally; (ii) changes in plans that are applicable to all executives and result in a diminution of Executive’s benefits under such plan that is fair and proportional as compared to the diminution of benefits for all executives; and (iii) changes that are required by applicable law;

d. a material diminution in the kind or level of employee benefits (including but not limited to medical, dental or life insurance and long-term disability plans) and perquisites to which Executive is entitled immediately prior to such diminution, except for: (i) changes in the eligibility requirements for benefits that are applicable to employees generally; (ii) changes in benefits and perquisites that are applicable to all employees or executives and result in a diminution of Executive’s benefits that is fair and proportional as compared to the diminution for all executives; and (iii) changes that are required by applicable law;

e. a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction, and which reduction is expected to last at least three months;

f. a change in the location of Executive’s principal place of employment by the Company to a location not within fifty (50) miles from one of the locations specified in Section VI;

g. the failure by the Company to obtain the assumption of this Agreement by any successor in accordance with Section XVII;

h. any termination of the Executive’s employment by the Company which is not effected for death, Disability or for Cause, or any termination for which the grounds relied upon are not valid;

i. any material breach by the Company of any material provision of this Agreement; or

j. a reasonable determination by a majority of those persons comprising the Board of Directors of the Company prior to a Change of Control (even if such determination is made after such Change of Control) that, as a result of a Change of Control and a change in circumstances thereafter significantly affecting his position, Executive is unable to exercise the functions or duties attached to his position immediately prior to the date on which a Change of Control occurs.

3. “Change of Control” shall mean the consummation of: (A) a sale of all or substantially all of the Company’s or Operating Subsidiary’s assets; or (B) any merger, consolidation or other business combination transaction of the Company or the operating subsidiary with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company or the Operating Subsidiary outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding, by their being converted into shares of voting capital stock of the surviving entity or otherwise) a majority of the total voting power represented by the shares of voting capital stock of the Company or of the Operating Subsidiary (or the surviving entity), as applicable, outstanding immediately after such transaction; or (C) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group (in each case other than John Ocampo, Susan Ocampo and/or Phillip Liao or any of their “Affiliates” as defined in the Merger Agreement) of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company or of the Operating Subsidiary, as applicable. Notwithstanding the foregoing, no merger, consolidation, reorganization, or dissolution of the Operating Subsidiary or merger of the Operating Subsidiary or similar transaction involving the Operating Subsidiary shall constitute a Change of Control in the event that the Operating Subsidiary or its business or assets continue to be owned by the Company (and continue to be managed by the Executive) following such transaction.

4. “Disabled” or “Disability” shall mean either (i) mental or physical illness or condition rendering Executive incapable, at the time notice is given, of performing any significant portion of Executive’s normal duties with the Company even after the Company’s reasonable accommodation of any such disability in accordance with the Americans with Disabilities Act and the relevant state nondiscrimination statute, or (ii) Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than six (6) consecutive months as the result of his incapacity due to physical or mental illness or condition.

5. “Involuntary Termination” shall mean any termination by the Executive prior to the end of the Employment Period as a result of any Change in Duties,

Compensation or Benefits or any termination by the Company prior to the end of the Employment Period except:

a. a Voluntary Termination;

b. termination by mutual agreement;

c. termination for Cause;

d. termination as a result of Disability; or

e. termination as a result of death.

6. “Severance Period” shall mean a period of time, commencing on the effective date of the termination of Executive’s employment with the Company, equal to the difference, if any, between twenty-four (24) months and the total number of full calendar months during which Executive has been employed by the Company hereunder through such date. Notwithstanding the foregoing, (i) the Severance Period shall never be more than 24 months nor less than zero months, and (ii) the Severance Period shall terminate immediately upon a material breach by the Executive of his obligations under Section VIII hereof.

7. “Voluntary Termination” shall mean any termination which results from a resignation or retirement by Executive other than a resignation following a Change in Duties, Compensation, or Benefits as defined herein.

H. Medical and Dental Benefits. If Executive’s employment with the Company or any subsidiary or successor of the Company is terminated because of death, Disability, or Involuntary Termination, then to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical and dental plans of the Company (or any subsidiary) immediately prior to the termination, the Company will provide Executive and those dependents with the same or equivalent coverages until twelve (12) months after the effective date of any such termination of employment; provided that such coverages shall be fully insured and shall be obtained and paid for directly by the Company. The Company may, at its election, procure such coverages apart from, and outside of the terms of, the plans applicable to other employees. The Company’s obligation to provide such coverages will be limited by the requirement that Executive and Executive’s dependents comply with all of the conditions of the medical or dental plans applicable to employees generally and the Company is under no obligation to obtain special coverages for Executive which would not be covered by the plans applicable to employees generally. In consideration for these benefits, Executive or his estate must make contributions equal to those required from time to time from other employees for equivalent coverages under the medical or dental plans. If and to the extent that Executive or any of his dependents is eligible to participate in a medical, dental or other health insurance plan of another employer after the termination of his employment by the Company, then the benefit provided by this paragraph shall be eliminated or commensurately diminished.

X. Directors and Officers Insurance. The Company shall maintain and keep in force directors and officers liability insurance coverage on all directors and officers in such an amount as the Company deems reasonable and necessary under the circumstances but in no event less than $10.0 million of aggregate coverage.

XI. Post-Termination Consulting. In the event of Executive’s Involuntary or Voluntary Termination, if requested by the Company, Executive agrees to provide services to the Company as a consultant for a period of thirty (30) days following the effective date of such termination (the “Consulting Period”), in exchange for cash compensation at the rate of $100 per hour. Executive shall have the right to decline to provide any consulting services requested by the Company after an Involuntary Termination or Voluntary Termination but such refusal during the period when severance payments are being made by the Company will result in the forfeiture of Executive’s right to the Severance Amount hereunder. If Executive does elect to provide consulting services following the completion of the severance period, Executive shall be obligated to provide no more than ten (10) hours of consulting services per week during the Consulting Period, and the Company shall make reasonable accommodations for Executive with respect to the place and time of the provision of such services so as not to interfere with Executive’s future employment or employment opportunities or otherwise.

XII. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or sent by United States registered or certified mail, postage prepaid, addressed, in the case of Executive, to Executive’s residence as indicated in Executive’s personnel file in the Company’s records, or in the case of the Company, to its principal office addressed to the attention of Director of Human Resources. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

XIII. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.

XIV. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

XV. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Santa Clara or San Francisco County, California, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 10-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator’s name and address within 5 days after the end of such 10-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages shall not be awarded.

XVI. Assignment. Executive acknowledges that the services to be rendered under this Agreement are unique and personal. Executive may not, without the written consent of the Company, assign or transfer, whether by pledge, creation of a security interest or otherwise, this Agreement or any right or obligation under this Agreement to any other person or entity except for a transfer by will or by the laws of descent or distribution of Executive’s right to receive payments or benefits under this Agreement. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

XVII. Successors. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and, subject to Section XVI above, assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

XVIII. Entire Agreement. This Agreement and the exhibit hereto represent the entire agreement and understanding between the parties as to the subject matter hereof and shall, as of the effective date hereof, supersede all prior or contemporaneous agreements between the parties, whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

XIX. Governing Law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of California, without regard to its choice of laws principles. The courts of the State of California shall have sole jurisdiction and venue over all controversies which may arise with respect to this Agreement.

XX. Time. In comparing any period of time prescribed or allowed by this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. Time accounting shall begin upon midnight of the following calendar day. All periods of time shall be assumed to be specified in calendar days unless otherwise noted. In the case of fractional days of time, the appropriate equivalent hours can be calculated and accounted for against midnight of the calendar day in which the period of time started.

XXI. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

XXII. Counterparts. This Agreement may be signed in one or more counterparts which, taken together, shall constitute a single binding agreement between the parties. Photocopies or telecopies of the parties’ original signatures hereto may be relied upon as originals for all purposes.

XXIII. Attorneys Fees. All reasonable fees and expenses, including reasonable attorneys’ fees and expenses, shall be awarded to the prevailing party in the event of any litigation or arbitration involving the enforcement or interpretation of this Agreement.

XXIV. Right to Advice of Counsel. The Executive acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year indicated above.

THE COMPANY:

SIRENZA MICRODEVICES, INC.

By:	/s/ Robert Van Buskirk
Robert Van Buskirk, Chief Executive Officer

EXECUTIVE:

/s/ Phillip Liao
Phillip Chuanze Liao

Exhibit A:	Form of Employee Confidentiality,
Nondisclosure and Invention Assignment Agreement